Exhibit 99 to Form 8-k dated July 13, 2009

MEDIZONE INTERNATIONAL, INC.

San Francisco, California July 13, 2009, Medizone International, Inc. (MZEI.PK)

Has filed for patent protection for its AsepticSure™ hospital sterilization system.  Following months of engineering development and laboratory research Medizone has filed what it believes to be a very solid patent application for the Company’s lead product AsepticSure™.  Medizone’s CEO Edwin Marshall stated, “This U.S. priority patent application establishes protection of our commercial rights to this technology Internationally.  We had two different firms specializing in patent law independently research the existing art in this area so that we had a clear understanding on how to proceed from the beginning.  Fortunately, the creative work done by our science and engineering teams has proven these new and innovative combinations of technology when combined have greatly enhanced bactericidal kill rates with all of the pathogens tested so far.  This is not just pumping ozone gas into a room.  This patent filing not only identifies a number of unique technologies and their protocols, it provides the scientific data proving our ability to obtain 4.4 log/99.994% to 5 log/99.999% kill rates for all of the pathogens of concern in hospital acquired infections.  This patent covers disinfection for rooms and their contents within all healthcare facilities, mobile or stationary, and other critical infrastructure such as schools and government buildings.  Even as the Company prepares to move into hospital testing later this year, we will continue to work in our new laboratory gaining additional knowledge not only about the pathogens we have already demonstrated outstanding success with, but against a long list of other agents that might provide the Company with significant commercial advantage as we advance the science and practical application of AsepticSure™ beyond the hospital environment.”

Medizone International, Inc., is a research and development company engaged in developing its

AsepticSure™ technology to decontaminate and sterilize hospital surgical suites, emergency rooms,

intensive care units, schools and other critical infrastructure. Current trials will now be expanded to include a hospital mock-up and then hospital beta testing of the production prototype.  Initial sales are currently targeted to commence by the end of this year.

This Press Release contains certain forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.

Investor Relations: 800-953-3350 / web site: www.medizoneint.com

E-mail: operations @ medizoneint.com